“ <> “ Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

THIS SINGLE PRODUCT MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made and is effective as of the 22nd day of July, 2010 (the “Effective Date”), between CYPRESS PHARMACEUTICALS, INC., with offices at 135 Industrial Blvd., Madison, MS, 39110, U.S.A. (“Cypress”); and THERAPEX, a division of E-Z-EM CANADA INC., with offices at 11065 Louis-H. Lafontaine Blvd., Anjou, Quebec, H1J 2Z4, Canada (“EZEM”).

1.	PREAMBLE

1.1	EZEM manufactures and has the technological know-how to custom manufacture the product identified in Schedule A (the “Product”).

1.2

Cypress wishes to have EZEM manufacture the Product in accordance with the terms hereof, and EZEM is willing to manufacture and supply the Product to Cypress in each case on the terms set forth in this Agreement.

NOW, THEREFORE; THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

2.	DEVELOPMENT AND MANUFACTURING

2.1	EZEM hereby agrees and undertakes to use its best commercial efforts:

2.1.1

to provide the required chemistry and manufacturing documentation to support any required registration of Product. For purposes of this Agreement, “registration” shall mean regulatory filings, if any, required by the U.S. Food, Drug and Cosmetics Act (the “Act”), including, but not limited to, any Abbreviated New Drug Application (“ANDA”) and similar regulatory filings;

2.1.2

to manufacture Product in accordance with the specifications agreed upon by Cypress and EZEM for the Product, as well as with any NDA or ANDA, if applicable, for the Product, and in compliance with all applicable regulatory requirements, including, but not limited to, regulations promulgated by any and all governmental and regulatory authorities, including without limitation the U.S. Food and Drug Administration (“FDA”), the Federal Trade Commission, the Drug Enforcement Administration and any and all state, federal or local governmental or regulatory authorities as well as any generally accepted practices in the industry, including manufacturing the Product according to good manufacturing practices as that term is ordinarily understood in the industry (all of these collectively referred to herein as the “Regulations”). During the term of this Agreement, EZEM will promptly communicate to Cypress any and all information and/or data learned or obtained by EZEM relating to the Product ANDA, where applicable, the Product itself, and/or its manufacture which Cypress may reasonably require or need, including, but not limited to, any information or data needed to make complete, timely and accurate regulatory filings under any applicable Regulations;

2.1.3

to ensure that during the Term (as hereinafter defined), it will have the capacity to and will supply Cypress’ requirements for Product in the United States, in accordance with the forecast provided by Cypress under Section 2.2.4 and the other terms and conditions specified herein; and

2.1.4

to ensure that the shape, color, markings and other trade dress of the Product is in compliance with any applicable Product ANDA and the Regulations. The proposed trade dress for the Product will be agreed to in writing by Cypress and EZEM and, when such an agreement is reached as to a given Product, that Product’s trade dress will be illustrated, and the illustration will be signed by each party and then attached as a part of Schedule A. As part of the services provided under this Agreement, EZEM shall package the Product at its expense, using containers and labels that are in compliance with all applicable Regulations and the style and form of the packaging and labeling shall be subject to approval by Cypress. EZEM shall prepare and package the Product in accordance with good commercial manufacturing practices as they relate to the safe delivery of the Product free from damage and to requirements of the applicable common carriers or other means of conveyance shipper utilized.

2.2	Cypress hereby agrees and undertakes:

2.2.1	unless otherwise provided for in Schedule A for a Product, to apply for any required registration and all regulatory approvals, if any, required for the Product;

2.2.2	to file any required annual reports and be responsible for any required registrations, permits and licenses necessary for the sale of Product in the United States as well as for all related costs;

2.2.3	to execute a Quality Agreement with EZEM to be attached hereto as Schedule B;

2.2.4	to provide EZEM with an annual forecast, revised quarterly, of the volume for Product;

2.2.5	to distribute, market and sell Product;

2.2.6	that subject to Section 3.2, it shall purchase or otherwise obtain all of its requirements of Product from EZEM and shall utilize EZEM as its exclusive source for Product;

2.2.7

that subject to Section 3.2, it shall cause all of its affiliates, agents, assignees, and sub- licensees to purchase or otherwise obtain all of their respective requirements of Product from EZEM, in each case recognizing EZEM as the exclusive manufacturer and supplier of Product for each of the foregoing parties; and

2.2.8

that with respect to any future product that is a different package size or configuration of Product or an extension, modification or improvement upon Product (in each case a “Product Extension”), EZEM shall have a right of first refusal with respect to such Product Extension such that, prior to approaching another party with respect to, entering into any negotiations with another party for, or concluding an agreement with another party for, the development and manufacturing of, and supply to Cypress of, such Product Extension Cypress shall:

(a)

provide EZEM a reasonable opportunity to make, and a reasonable period of time to develop, a proposal whereby such Product Extension would become a Product subject to this Agreement or an independent agreement between Cypress and EZEM (a “Product Extension Agreement”) providing for the development, manufacturing and supply of such Product Extension;

	(b)	consider any proposal made by EZEM pursuant to the preceding paragraph (a) in good faith; and

	(c)	negotiate in good faith with EZEM with a view to such Product Extension becoming a Product subject to this Agreement or concluding a Product Extension Agreement.

3.	TERM OF AGREEMENT; SUSPENSION OF EXCLUSIVITY; TERMINATION

3.1	This Agreement shall remain in force, unless and until terminated in accordance with its terms (such period being the “Term”).

3.2

At any time during the Term, the obligations of Cypress and/or its affiliates, agents, assignees and sub-licensees, as the case may be, to purchase such Product exclusively from EZEM pursuant to Sections 2.2.6 and 2.2.7 (and Cypress’ obligation with respect to Product Extensions under Section 2.2.8) shall be suspended if, to the extent and for the period of time during which EZEM fails in a material respect to provide the quantities of Product ordered hereunder; provided the quantity ordered in the applicable year does not exceed the amount of the then-current revised forecast for the Product forecasted pursuant to Section 2.2.4. In such event, Cypress and/or its affiliates, agents, assignees and sub-licensees, as the case may be, shall be entitled to notify EZEM in writing (such writing being a “Notice of Failure”) of this failure by EZEM and thereafter purchase or otherwise obtain Product from an alternate supplier. In addition, if within thirty (30) days of the date when notice was provided to EZEM under the preceding sentence EZEM is able to provide Cypress with a plan for implementing remedial or other measures (the “Remedial Plan”) that can reasonably be expected to restore EZEM’s ability to supply the number of units of Product as are required hereunder by the applicable party or parties, and provided the annual requirements for Product for the applicable year do not exceed the then-current revised annual forecast for Product, then the obligations of Cypress and/or its affiliates, agents, assignees and sub-licensees, as the case may be, to purchase Product exclusively from EZEM pursuant to Sections 2.2.6 and 2.2.7 shall be restored for the period from the implementation of the Remedial Plan until the expiration of the Term. However, if within thirty (30) days of the Notice of Failure EZEM does not provide Cypress with a Remedial Plan, or if EZEM, having implemented the Remedial Plan again fails in a materially similar manner to perform its obligations as to Product, then the obligations to exclusively purchase such Product from EZEM shall terminate and Cypress may, in its discretion, terminate this Agreement.

3.3

Subject to Section 3.2, either party hereto will be entitled forthwith to terminate this Agreement by written notice to the other party hereto if the party being notified committed any material breach of the provisions of this Agreement, and in the case of a breach capable of remedy, failed to remedy the same or to undertake appropriate corrective measures to remedy the same within thirty (30) days after receipt of a written notice from the terminating party providing a reasonable description of the breach and requesting it to be remedied.

3.4	Subject to Section 3.2, either party hereto will be entitled forthwith to terminate this Agreement by written notice to the other party hereto if:

3.4.1

a beneficiary of any lien or encumbrance on the assets of the party being notified takes possession of a material portion of such assets, or a receiver is appointed over any material portion of the property or assets of the party being notified; and

3.4.2

the party being notified: (i) applies for or consents to the appointment of a custodian, receiver, trustee, or liquidator of all or a substantial portion of its assets; (ii) makes a general assignment for the benefit of creditors; (iii) files or submits a petition or answer seeking an arrangement with its creditors under any bankruptcy or insolvency law or proceeding; (iv) becomes subject to any order, judgment, or decree, without such non- terminating party’s application, consent, or approval, appointing a custodian, receiver, trustee, or liquidator of all or a substantial portion of its assets or approving a petition seeking reorganization of such party; (v) fails to remove an involuntary petition in bankruptcy filed against it within forty five (45) days of the filing thereof; (vi) any order for relief is entered against the non-terminating party under any applicable bankruptcy legislation.

3.5

EZEM may terminate this Agreement if Cypress fails for a period of twelve (12) consecutive months to order at least one container of Product from EZEM. For purposes of this Agreement generally and this Section 3.5 specifically, delivery of Product to Cypress or its assigns pursuant to purchase order number H051001 dated May 11, 2010 shall be deemed to be made pursuant to this Agreement, and not pursuant to any prior agreement between the parties.

3.6	The parties may terminate this Agreement by mutual consent provided the termination is set forth in writing in an instrument signed by a representative of each party.

3.7	Upon termination of the Agreement by either party hereto for any reason, without limitation to a party’s rights in connection with such termination, the following consequences shall arise:

3.7.1

any and all sums that are due and owing from Cypress to EZEM hereunder in respect of Product that conforms to the requirements of this Agreement shall be paid in full within sixty (60) days of the effective date of termination of this Agreement;

3.7.2

except as otherwise provided in Section 3.7.3 below and subject to Section 3.7.1 above, Cypress shall: (i) pay to EZEM all amounts actually disbursed by EZEM for the acquisition of packaging and raw materials to manufacture Product which have not been incorporated into finished Product; and (ii) purchase from EZEM all of the applicable finished Product in EZEM’s inventory which are subject to a purchase order from Cypress issued prior to the termination or otherwise subject to an agreement with, or direction from, Cypress, such purchase being at the applicable price for Product pursuant to this Agreement; and

3.7.3	in the event that this Agreement is terminated by virtue of a material breach by EZEM of its obligations under Section 2.1.2, then Cypress shall owe nothing pursuant to Section 3.7.2 above.

The parties agree that following the termination of the Agreement, they shall cooperate with each other in good faith to minimize the costs payable by Cypress under this Section 3.7, which cooperation shall include, to the extent commercially reasonable, working together to attempt to liquidate inventories of Product, packaging and raw materials, locate other applications for such inventories and cause other manufacturers to purchase such inventories.

4.	FINANCIAL PROVISIONS, DELIVERY AND PAYMENT

4.1

Cypress and EZEM agree that the prices payable by Cypress for Product are set forth on Schedule A. The financial provisions relating to matters such as delivery and payment terms for Product are enumerated in Schedule A. For each Product order from Cypress, each corresponding shipment by EZEM will include an invoice from EZEM to Cypress for the Product so manufactured and shipped. The invoice shall state the price payable by Cypress in connection with such order in accordance with the terms specified on Schedule A. Freight and similar shipping charges for conveying Product from EZEM’s manufacturing plant loading dock to the delivery destination specified on Schedule A shall be at the expense of the party specified on Schedule A and shall be made using a common carrier or other means of conveyance specified by the party so responsible for freight and similar shipping charges. Notwithstanding such Schedule, EZEM may vary, subject to the prior agreement and consent of Cypress (which consent and agreement may not be unreasonably withheld), the price for Product where raw materials cost changes or other similar circumstances reasonably support a change in price, with the new price to take effect ninety (90) days after the consent and agreement of Cypress, and thereafter the applicable portion of Schedule A shall be deemed amended to reflect such new price.

4.2

Cypress shall place orders for Product with EZEM from time to time in quantities to be specified by Cypress through written purchase orders. EZEM will provide Cypress with all of its needs and orders for Product whenever specified in a purchase order, and provided EZEM has material inventories adequate for such purchase order, the Product so ordered will be delivered not less than sixty (60) days from the date the order is placed. Each shipment of Product will be delivered to Cypress ready to sell with a certificate of analysis. EZEM agrees to use its commercially reasonable efforts to maintain adequate material inventories of Product ingredients, packaging and labeling for Product so as to assure EZEM’s capability to meet Cypress’ needs for Product in accordance with the forecast provided by Cypress pursuant to Section 2.2.4.

4.3	All references to currency, unless indicated otherwise are to US Dollars.

5.	WARRANTY, INDEMNITY AND INSURANCE

5.1

EZEM represents and warrants that each unit of Product supplied by EZEM to Cypress under this Agreement will conform in all material respects to the agreed specifications and the Regulations. EZEM further represents and warrants that it will perform all of its obligations under this Agreement in accordance with all applicable laws and the Regulations.

5.2

Cypress represents and warrants that, except for patents challenged pursuant to Paragraph IV certifications, no Product infringes upon or violates any patent, registered industrial design, trade mark, copyrighted work, trade secret or other intellectual property right of any third party. Cypress further represents and warrants that it will perform all of its obligations under this Agreement in accordance with all applicable laws and regulations.

5.3

THE WARRANTIES CONTAINED HEREIN ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES. CYPRESS AND EZEM HEREBY RESPECTIVELY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ALL WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, EXCEPT AS OTHERWISE PROVIDED HEREIN, AND FITNESS FOR A PARTICULAR PURPOSE. THE DISCLAIMERS OF LIABILITIES AND WARRANTIES CONTAINED IN THIS SECTION ARE NOT INTENDED, AND SHALL NOT BE CONSTRUED, TO APPLY TO ANY THIRD PARTY CLAIMS INCLUDING, BUT NOT LIMITED TO, CLAIMS BASED IN TORT (SUCH AS PRODUCT LIABILITY CLAIMS) FOR BODILY INJURY OR PROPERTY DAMAGE OR TO ANY CLAIMS RELATING TO A RECALL OF ANY PRODUCT.

5.4

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER CYPRESS NOR EZEM SHALL BE LIABLE TO THE OTHER BY REASON OF ANY CONDITION OR TERM OR DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS, REPRESENTATIONS OR WARRANTIES OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE, OTHER THAN IN RESPECT OF ANY PROPERTY DAMAGE OR BODILY HARM. THE DISCLAIMERS OF LIABILITIES AND WARRANTIES CONTAINED IN THIS SECTION ARE NOT INTENDED, AND SHALL NOT BE CONSTRUED, TO APPLY TO ANY THIRD PARTY CLAIMS INCLUDING, BUT NOT LIMITED TO, CLAIMS BASED IN TORT (SUCH AS PRODUCT LIABILITY CLAIMS) FOR BODILY INJURY OR PROPERTY DAMAGE OR TO ANY CLAIMS RELATING TO A RECALL OF PRODUCT.

5.5

Each of the parties hereto shall indemnify, defend and hold harmless the other party from and against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) to which the other party is or may become liable insofar as the foregoing arise out of any breach by the indemnifying party of any of its obligations, representations or warranties under this Agreement.

5.6

Without limiting Section 5.5, Cypress shall be responsible for and shall defend, indemnify and hold EZEM, its affiliates, their officers, directors, employees and agents harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorneys’ fees and disbursements) and liabilities of whatever kind or nature which may arise from or in connection with any activities to be performed by Cypress hereunder or from Cypress’ alleged acts and/or omissions in the course of the distribution, marketing, or sale of Product, except to the extent that such loss, claim, damage or liability is caused by EZEM’S intentional misconduct, gross negligence, negligence or breach of this Agreement.

5.7

Without limiting Section 5.6, EZEM shall be responsible for and shall defend, indemnify and hold Cypress, its affiliates, their officers, directors, employees and agents harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorneys’ fees and disbursements) and liabilities of whatever kind or nature which may arise from or in connection with any activities to be performed by EZEM hereunder or from EZEM’s alleged acts and/or omissions in the course of the manufacture of Product, including any failure by EZEM to manufacture Product according to the applicable specifications, except to the extent that such loss, claim, damage or liability is caused by Cypress’s intentional misconduct, gross negligence, negligence or breach of this Agreement.

5.8

Each party shall promptly notify the other party (the indemnifying party) of each claim, proceeding or threatened claim or proceeding for which the indemnifying party may be required to provide indemnification hereunder. The failure of a party to so notify the indemnifying party shall only relieve the indemnifying party of its indemnification obligations hereunder to the extent such failure prejudiced the indemnifying party’s ability to defend against a claim or proceeding.

5.9	The party seeking an indemnity shall:

5.9.1

permit, where possible, the other party (the indemnifying party) to take full control of a claim or proceeding for which the indemnifying party is responsible, provided that by so assuming such control the indemnifying party thereby admits its indemnification obligation hereunder with respect to the claim or proceeding and its subject-matter. In the event the other party (the indemnifying party) does not take full control of the foregoing claim or proceedings, the party seeking indemnity hereunder shall take all reasonable measures necessary to work together with the other party (the indemnifying party) in order to provide the latter with as much input into, and knowledge and information in connection with, the defense against the foregoing claim or proceeding;

5.9.2	cooperate with the indemnifying party in the investigation and defense of such claim or proceeding;

5.9.3	not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other party (the indemnifying party), which consent shall not be unreasonably withheld; and

5.9.4	take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

5.10

Each party shall maintain throughout the Term and for a period of not less than two (2) years following the termination thereof, comprehensive general liability insurance, including blanket contractual liability and personal injury liability insurance against claims based upon product liability for Product and against other claims covered in an amount of not less than five million dollars ($5,000,000.00) combined single limit. Such insurance shall be written with a responsible and reputable insurer reasonably acceptable to the other party.

6.	MISCELLANEOUS PROVISIONS

6.1	Each party will maintain confidential the confidential and proprietary information of the other party and will not use the same except in the performance of its obligations hereunder.

6.2

The parties hereto shall co-operate in good faith, particularly with respect to unanticipated problems or contingencies, and shall perform their respective obligations in good faith and in a commercially reasonable, diligent and workmanlike manner.

6.3

EZEM agrees that unless it has obtained the prior written consent of Cypress, it will not manufacture or develop for sale in the United States any product that is the generic equivalent of Product and is produced in the same dosage and form as Product. In addition, the foregoing shall not prohibit any affiliate of EZEM (including its parent corporation, E-Z-EM, Inc.) from developing, manufacturing, marketing and/or selling any products that are within, or are reasonable extensions of such party’s current lines of business. Otherwise, Cypress hereby acknowledges that EZEM is a contract manufacturer and nothing in this Agreement shall be interpreted or construed as restricting, in any manner whatsoever, EZEM from manufacturing other products for third parties that may be similar, but not therapeutically equivalent, to the Product.

6.4

Each party hereto shall promptly notify the other if it becomes aware of any claim or threatened or likely claim that the Product, or any of its components, or the development, manufacture, use or sale thereof infringes a patent or other intellectual property right of any third party.

6.5	This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not to be unreasonably withheld.

6.6

Neither party hereto shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to terrorism, war, riots, fire, earthquakes, hurricanes, strikes, work stoppages, other labor disruptions, supplier disruptions, materials shortages or other acts of God the results of which could not have been avoided by the exercise of reasonable diligence. Nothing in this Section 6.6 is intended, nor shall it be construed, to lessen or otherwise affect Cypress’ rights to seek alternate suppliers for Product and other relief pursuant to the terms of Section 3.2 above, even if EZEM’s inability to supply the required quantities of Product was caused by one of the circumstances recited in the Section 6.6.

6.7

It is expressly agreed that EZEM and Cypress shall be independent contractors, and nothing contained in this Agreement is intended or is to be construed to constitute EZEM and Cypress as partners or members of a joint venture or either party hereto as an employee of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, Agreement or undertaking with any third party.

6.8	Any notice to be given under this Agreement shall be sent in writing in English by registered airmail to the address referred to on page 1 above.

6.9

Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from competent authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the parties hereto in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

6.10

This Agreement (including the Schedules attached hereto) sets forth the full Agreement between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior Agreements and understandings between the parties related to the supply of Product.

6.11	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT.

CYPRESS PHARMACEUTICALS, INC.	THERAPEX, a division of E-Z-EM
CANADA INC.

Per: /s/ Max Draughn	Per: /s/ Paul Salloum

[Signature Page – Manufacturing and Supply Agreement]

SCHEDULE A

PRODUCT

Granisol® (Granisetron HCl) Oral Solution 30 mL

Product	Price (as of July22, 2010)
Granisol ® (Granisetron HCl) Oral Solution 30 mL	<>
  To be packaged in 30 mL bottles with child resistant caps, labels, product inserts, unit cartons, shipper for 24 units and a shipping label.

PACKAGING/TRADE DRESS

EZEM shall assure that the packaging and trade dress for the above Product shall be in conformity with specifications/exemplars in the then-current ANDA.

FINANCIAL PROVISIONS DELIVERY & PAYMENT TERMS

Payment due net thirty (30) days.
Delivery: FOB EZEM’s warehouse.
Shipping at the expense of Cypress.

SCHEDULE B

QUALITY AGREEMENT

BETWEEN:

(1)	CYPRESS PHARMACEUTICALS, INC., a. company incorporated under the laws of Mississippi, with offices at 135 Industrial Boulevard, Madison, MS 39110 U.S.A. (“CYPRESS”); and

(2)	E-Z-EM CANADA INC., a company incorporated under the laws of Canada, with offices at 11065 Louis-H. Lafontaine Blvd., Anjou, Quebec, H1J 2Z4, Canada. (“EZEM”)

dated as of this 22nd day of July, 2010 (the “Effective Date”).

This Agreement pertains to products which are Granisol ® (Granisetron HCl) Oral Solution 30 mL (“Products”) manufactured for CYPRESS by EZEM. This Agreement shall be amended as products are added or deleted.

EZEM has the responsibility to manufacture and test Products in compliance with the Regulations and within Registration documentation (ANDA) submitted to the FDA (where applicable) and shall supply Product that meets criteria and complies with the Regulations throughout its shelf life.

EZEM Contacts:

Name:	Emilie Rondeau	Title:	Manager, Contract Manufacturing
Name:	Paul Salloum	Title:	Vice-President, General Manager
Name:	Marcelle Desroches	Title:	Senior Dir., Scientific Operations
ADVERSE EVENT ONLY

A.	Introduction

The purpose of this Agreement is to define and establish the obligations and responsibilities of CYPRESS and E-Z-EM relating to the quality assurance requirements of the manufacture, packaging, testing, and release by E-Z-EM of Product and the supply to CYPRESS of Product in accordance with current Good Manufacturing Practices (cGMPs), the Regulatory Application (RA) and with the Chemistry, Manufacturing and Controls (CMC) as communicated to E-Z-EM by CYPRESS. The Quality Assurance Department of each of the parties is located at the addresses above.

This Agreement shall come into effect on the date of the last of the parties to sign on the front page of this agreement. The parties may review their quality assurance procedures from time to time as appropriate and to assure compliance with the Regulations.

CYPRESS and EZEM are responsible as defined in this document for the steps involved in manufacture, testing, packaging, and release to CYPRESS of Product.

This Agreement shall be accessible to Regulatory Agencies as required.

B.	Compliance to The Product Registration and the Process

	1.	Technical Changes

(a)

All proposed process changes will be communicated to CYPRESS for initial review and approval of the changes. This will enable EZEM/CYPRESS to assure changes are handled in compliance with cGMP, and will allow EZEM to maintain adequate control over the quality commitments in the ANDA made to the FDA (where applicable) by CYPRESS.

(b) Where required, following validation of a process change, EZEM will supply a copy of the related validation report to CYPRESS and, if applicable, associated stability data, AS it becomes available.

(c)

EZEM is responsible for maintaining a system to implement compendial changes of the finished Product and ingredients that are utilized in the manufacture of the Product and for notifying CYPRESS of any required changes.

	2.	Labeling/Packaging Material Changes

EZEM will initiate changes or review any CYPRESS proposed changes and indicate when the change may be implemented.

	3.	Change Control

EZEM will inform CYPRESS of any planned changes in facilities or equipment that could impact CYPRESS product, prior to implementation of the changes.

	4.	While Cypress has the right to approve any changes pursuant to this Section B, nothing herein shall be construed to lessen EZEM’s ultimate responsibility to assure compliance with the Regulations.

C.	Batch Release

1.

Batch review and release to distribution will be the responsibility of EZEM who will act in accordance with the requirements of EZEM SOPs, which must be in compliance with the ANDA (where applicable) and the Regulations. CYPRESS will be responsible for releasing, storing and distributing the product on the market.

2.

For each batch released by EZEM, a “Certificate of Analysis”, which will include testing results, is generated indicating the batch has been manufactured according to the terms of cGMPs and the specifications as approved by the FDA (where applicable). EZEM shall provide a written Certificate of Analysis to CYPRESS prior to or with its shipment of any Product (batches of lots) to CYPRESS.

	3.	E-Z-EM will ensure that the Products are delivered under the conditions specified by CYPRESS such that the quality and integrity of the Products are not compromised.

	4.	EZEM must have a formal re-assessment policy and procedure in place that is in accordance with applicable regulations.

	5.	EZEM will notify CYPRESS in the event of any deviations/significant problems during manufacturing and/or testing in any batch of Product.

6.

While Cypress may specify delivery conditions (subpart 3) and EZEM must notify Cypress of manufacturing problems (subpart 5), nothing herein shall be construed to lessen EZEM’s ultimate responsibility to assure compliance with the Regulations.

D.	Batch Documentation

1.

Originals of all batch documents will be retained by EZEM according to 21 CFR 211.180 (i.e., 1 year past the expiration date of each batch) and EZEM requirements. Raw Material records will be kept for a minimum of seven (7) years. All batch information and documentation shall be created and maintained in compliance with the Regulations.

	2.	In case of a specific request from CYPRESS, EZEM agrees to provide a copy of any of the following batch documents for CYPRESS:

Analytical and Microbiological Test Results (Finished Product and In- Process)
Deviation Reports
Executed Batch Record
Inspection Reports
Investigation Reports
Label Room Samples
Line Clearances
Packaging Samples
Reconciliation Sheets (Coded Material, Packaging, Yield)
Rejects Record
Temperature Charts
Weighing Records of Active Drug Substances and Excipients

E.	Stability

	1.	EZEM is responsible for having a written testing program in place to ensure that Product released will meet all criteria throughout its shelf life.

2.

EZEM is responsible for performing stability e.g. on the first three (3) commercial lots and one (1) production lot per year. Samples shall be stored and tested at appropriate intervals, as described in an approved stability protocol.

	3.	The program including frequency of reporting shall be agreed between E-Z-EM and CYPRESS prior to implementation.

4.

If a confirmed result indicates the Product has failed to remain within specifications, EZEM will notify CYPRESS. Notification will include a copy of the Investigation Report or information on corrective action. A confirmed result is one which cannot be invalidated by a laboratory investigation.

	5.	All stability studies and testing as well as all documentation of same shall be conducted, created and maintained by EZEM in compliance with the Regulations.

F.	Reserve Samples

EZEM shall retain under proper storage conditions a representative samples of active ingredients and Drug Product as required to comply with Retain Sample Requirements in 21 CFR 211.170 and/or Application Commitments (where applicable) but in all events EZEM will assure compliance with the Regulations.

G.	Complaints files

1.

Product Complaint Reports received by CYPRESS from its customers will be sent to EZEM. Product Complaint Reports requiring Heath Authority reporting will be promptly communicated to CYPRESS and CYPRESS will notify Authorities of such reports.

2.

EZEM will investigate all Product complaints relating to the Products, where such complaints may be attributable to the manufacturing stages carried out by E-Z-EM and provide CYPRESS with a written report as per SOP (CYPRESS will respond as appropriate to a complainant). Upon request, CYPRESS will provide EZEM with confirmation of closeout for individual complaints.

H.	Recall

1.

EZEM has the responsibility to provide any data or information related to Product recalls within an agreed upon time frame. CYPRESS and EZEM will consult and cooperate on any recall decision with the goal of reaching an agreement; however, CYPRESS has the final decision on recalling any Product.

2.

E-Z-EM shall inform CYPRESS immediately (within 24 hours) of any deviation that may cause the recall of any batch of the Products released to the market and/or shipped to CYPRESS. E-Z-EM shall not initiate a product recall.

3.	CYPRESS must forward to EZEM a copy of any regulatory field alerts before or at the time that the alert is sent to the FDA.

4.	CYPRESS shall handle the management of any recall of Products and any contacts with the Regulatory Authorities relating to such recalls.

5.

All costs of any Product recall shall be borne by the party responsible for the circumstance that required the recall. All costs of any recall necessitated by problems with raw materials, packaging, labeling, manufacturing or other conditions occurring or set in motion prior to delivery of the Products by EZEM to Cypress’ common carrier shall be borne by EZEM. All costs of any recall necessitated by marketing, sales, distribution methods or other conditions occurring or set in motion by Cypress shall be borne by Cypress.

I.	Annual Product Review

EZEM will provide to CYPRESS an Annual Product Review, which will contain:

Total number of batches manufactured, number of batches reworked, number of batches rejected, and number of batches recalled
Complaints trends and/or summaries
A listing and review of manufacturing process and specification changes
Results of visual inspection of retained samples
Finished product analytical results and physical data including any results and investigations
Process deviations/investigations (including OOS - out of specifications)
Stability Summary Report. The report should contain cumulative tabular result information on all active studies with a written summary attesting the ongoing acceptability of the Product.
Discussion, evaluation and conclusions

J.	Audits / Inspection Reports

	1.	EZEM has a written self-inspection program. The agendas of such inspection can be reviewed during an audit.

	2.	Upon request, EZEM shall provide CYPRESS copies of Inspection Reports. CYPRESS will provide EZEM with information relating to Inspection Reports concerning Product manufactured by EZEM for CYPRESS.

	3.	CYPRESS can schedule periodic Quality and compliance audits of EZEM facilities upon reasonable notice.

	4.	In the event that a government authority request CYPRESS’ product information, EZEM must notify immediately CYPRESS of such request to obtain authorization of such review.

K.	Supplier Qualification

Selection, qualification, and management of sub-Contractors are the responsibility of EZEM, unless otherwise agreed upon. EZEM must notify CYPRESS of proposed changes on raw materials and components.

L.	Training

Each person engaged and/or responsible in the manufacturing, processing, or holding of a drug product shall have education, training, and experience, or any combination thereof, to enable that person to perform the assigned functions. Training shall be in the particular operations that the employee performs and in current applicable manufacturing regulations as they relate to the employee’s functions. Training in applicable current good manufacturing practice shall be conducted by qualified individuals on a continuing basis and with sufficient frequency to assure that employees remain familiar with requirements applicable to them. This training must be documented in a training record for each employee.

M.	Validation

EZEM must maintain a Validation Master Plan to describe the commitment to perform the validation of its facility and processes with cGMP and to maintain control over all systems and processes already validated.

The Validation Master Plan covers all activities related to Equipment, Services, Processes, Analytical Methods, Electronic Records and Electronic Signatures that may have an impact on the finished product.

N.	FDA Interaction

EZEM is responsible for FDA District activities

CYPRESS must be involved and is responsible for all Product-specific questions raised by the FDA District.

* * * * * * * * * * * * * * * * *

     The parties, as indicated by their signatures below, accept the foregoing terms and conditions:

E-Z-EM CANADA INC.	CYPRESS PHARMACEUTICALS, INC.

Name:	Name:

Title:	Title:

Signature:	Signature:

Date:	Date: